Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Results
For Second Quarter 2010

Houston, Texas (July 26, 2010) – Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial and operating results for the three and six months ended June 30, 2010.  Net income attributable to Duncan Energy Partners for the second quarter of 2010 was $23.3 million, or $0.40 per common unit on a fully diluted basis, compared to $23.2 million, or $0.40 per common unit on a fully diluted basis, for the second quarter of 2009.

The partnership’s distributable cash flow increased to $32.8 million for the second quarter of 2010 from $32.3 million for the second quarter of 2009.  Of these amounts, the DEP II Midstream Businesses provided $22.0 million of distributable cash flow in the second quarter of 2010 compared to $21.7 million in the second quarter of 2009.  Distributable cash flow for the first six months of 2010 was $64.8 million compared to $61.8 million for the first six months of 2009.

On July 13, 2010, the Board of Directors of Duncan Energy Partners’ general partner declared an increase in the partnership’s quarterly cash distribution rate with respect to the second quarter of 2010 to $0.45 per common unit, or $1.80 per unit on an annualized basis.  This is a 3.4 percent increase over the $0.435 per unit that was paid with respect to the second quarter of 2009.  The partnership’s share of distributable cash flow for the second quarter of 2010 provides approximately 1.3 times coverage of the cash distribution to be paid on August 6, 2010 to unitholders of record on July 30, 2010.  The partnership retained approximately $7 million of distributable cash flow in the second quarter of 2010, and $13 million for the first six months of 2010, which can be used to fund growth capital projects and reduce debt.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial liquidity measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, which is net cash flows provided by operating activities.

“We are pleased to report another solid quarter for Duncan Energy partners,” said W. Randall Fowler, president and chief executive officer of the general partner of Duncan Energy Partners.  “Our platform of fee-based assets enabled us to increase the cash distribution to our partners for the seventh consecutive quarter.  We continue to benefit from higher revenues from our pipeline and storage assets.”

“The expansion of the Acadian natural gas pipeline system (the Haynesville Extension) is proceeding on schedule.  We have locked-in our steel costs, nearly completed all of the survey and permitting work and acquired approximately one-third of the right of way.  We expect most of the capital spending for this project to begin late this year and in 2011.  The expected completion date for the Haynesville Extension is the end of the third quarter of 2011.  We are excited about this project as producers continue to have a great deal of success in developing the Haynesville and Bossier shale plays in North Louisiana and East Texas,” stated Fowler.

Review of Segment Quarterly Performance

Since Duncan Energy Partners consolidates the financial results of its controlled operating subsidiaries, the following discussion of segment results reports gross operating margin and volumes on a 100 percent basis, even though the partnership owns less than 100 percent of these businesses.  Gross operating margin is a non-GAAP financial performance measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, which is operating income.

Natural Gas Pipelines & Services – Gross operating margin for the second quarter of 2010 increased 23 percent to $37.1 million from $30.2 million for the second quarter of 2009.  Gross operating margin from the Texas Intrastate System for the second quarter of 2010 was $8.2 million higher than the second quarter of 2009, primarily due to higher firm capacity reservation fees of $14.5 million, largely attributable to the Sherman Extension pipeline.  This increase in gross operating margin was partially offset by lower throughput volumes on other segments of the Texas Intrastate System.

Total natural gas throughput volumes averaged 4.6 trillion British thermal units per day (“TBtud”) in the second quarter of 2010 compared to 4.7 TBtud in the second quarter of 2009.

NGL Pipelines & Services – Gross operating margin for the second quarter of 2010 increased to $31.6 million from $24.2 million for the second quarter of 2009.  Net of operational measurement gains and losses associated with the partnership’s Mont Belvieu NGL and petrochemical storage facility that are allocated to Enterprise Products Partners L.P. (“Enterprise”) through noncontrolling interest, gross operating margin increased 10 percent to $28.1 million for the second quarter of 2010 from $25.5 million for the second quarter of 2009.  This increase in gross operating margin was primarily due to higher revenues attributable to increased storage fees and volumes at the partnership’s complex in Mont Belvieu, Texas.

NGL transportation volumes increased to 112 thousand barrels per day (“MBPD”) in the second quarter of 2010 from 106 MBPD in the second quarter of 2009.  NGL fractionation volumes decreased to 66 MBPD in the second quarter of 2010 from 77 MBPD in the second quarter of 2009.  Fractionation volumes were lower during the second quarter of 2010 as a result of scheduled downtime at our Shoup NGL fractionator for maintenance and facility expansion projects in anticipation of an increase in NGL production from the Eagle Ford shale.

Petrochemical Services – Gross operating margin reported for the second quarter of 2010 increased to $2.8 million from $2.6 million for the second quarter of 2009. Total petrochemical transportation volumes increased 32 percent to 37 MBPD for the second quarter of 2010 from 28 MBPD for the second quarter of 2009, primarily due to higher volumes transported on the Lou-Tex propylene pipeline.

Capitalization

Total debt principal outstanding at June 30, 2010 was $537 million.  At June 30, 2010, Duncan Energy Partners had total liquidity of approximately $260 million, which includes availability under the partnership’s revolving credit facilities and cash.

Total capital spending in the second quarter of 2010 was approximately $221 million, which was primarily for the Haynesville Extension Pipeline project.  Included in total capital spending was $18 million for sustaining capital expenditures.

Supplemental Selected Standalone Financial Information

In February 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from Enterprise in a drop down transaction.  In December 2008, Duncan Energy Partners acquired controlling ownership interests in three additional midstream energy companies (the “DEP II Midstream Businesses”) from Enterprise in a second drop down transaction.

To assist investors and other users of our financial statements, Exhibit A to this press release includes selected financial information of Duncan Energy Partners L.P. on a standalone basis apart from that of our consolidated partnership financial information.  A key difference between the supplemental selected standalone financial information and our general purpose consolidated financial statements is that the DEP I and DEP II Midstream Businesses (i.e., the partnership’s operating subsidiaries) are viewed as investments and presented as unconsolidated affiliates by Duncan Energy Partners L.P. on a standalone basis.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The exhibits accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of financial performance or liquidity.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) non-cash consolidated asset impairment charges; (iii) gains and losses from asset sales and related transactions; and (iv) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

Distributable cash flow.  The partnership’s distributable cash flow is a useful non-GAAP measure of liquidity that approximates the amount of cash that Duncan Energy Partners could pay its partners each period.  We define the partnership’s distributable cash flow as the sum of its share of the distributable cash flow of each of the DEP I and DEP II Midstream Businesses, less any standalone expenses of the partnership such as interest expense and general and administrative costs (net of non-cash items).

In general, we define the distributable cash flow of our operating subsidiaries as their net income or loss adjusted for:

▪	the addition of depreciation, amortization and accretion expense;
▪	the addition of cash distributions received from Evangeline, if any, less equity earnings;
▪	the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations;
▪	the addition of losses or subtraction of gains relating to asset sales and related transactions;
▪	the addition of cash proceeds from asset sales and related transactions;
▪
the addition of losses or subtraction of gains from the monetization of derivative instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; and

▪	the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures do not generate additional revenues.

Management compares our distributable cash flow to the cash distributions we expect to pay our partners.  Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Second Quarter 2010 Earnings Conference Call

Management for Duncan Energy Partners will discuss second quarter results with analysts and investors on a combined conference call with Enterprise scheduled for 8:00 a.m. CDT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership’s website at www.deplp.com.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation, transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise.  Additional information about Duncan Energy Partners is available online at www.deplp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and other factors as discussed in the partnership’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations, (713) 381-3635

###

Exhibit A
Duncan Energy Partners L.P.
Supplemental Standalone Financial Information - UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
(Amounts in millions, except per unit figures)

The following table summarizes the distributable cash flow (“DCF”) and related coverage ratio calculations for Duncan Energy Partners on a standalone basis.  The line item captioned “Duncan Energy Partners L.P. standalone expenses, net of non-cash items” primarily represents accrued interest expense and general and administrative costs of the partnership itself, exclusive of any such amounts attributable to the DEP I and DEP II Midstream Businesses.  We calculate the distribution coverage ratio by dividing “Distributable cash flow, net to limited partners” by the average number of distribution-bearing units outstanding, and further by the declared distribution rate per unit for the period indicated.

In addition, the following table presents selected income statement and balance sheet data of Duncan Energy Partners L.P. on a standalone basis.  Duncan Energy Partners L.P. currently has no operations apart from its investments in the DEP I and DEP II Midstream Businesses.  For purposes of this presentation, we have listed amounts pertaining to the DEP I Midstream Businesses apart from those relating to the DEP II Midstream Businesses.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Distributable cash flow summary:
DEP share of the DCF attributable to the:
DEP I Midstream Businesses	$13.7	$13.0	$26.6	$24.9
DEP II Midstream Businesses	22.0	21.7	44.1	43.3
Duncan Energy Partners L.P. standalone expenses, net of non-cash items	(2.9)	(2.4)	(5.9)	(6.4)
Total Duncan Energy Partners L.P. distributable cash flow	32.8	32.3	64.8	61.8
Less: Distributions to our general partner	(0.2)	(0.2)	(0.4)	(0.4)
Distributable cash flow, net to limited partners	$32.6	$32.1	$64.4	$61.4

Average distribution-bearing units outstanding	57.7	57.7	57.7	57.7

Distributable cash flow coverage:
Declared distribution rate per unit	$0.4500	$0.4350	$0.8975	$0.8650
Distribution coverage ratio	1.26x	1.28x	1.24x	1.23x

Selected income statement information:
Equity earnings - DEP I Midstream Businesses	$11.7	$11.4	$22.0	$19.8
Equity earnings - DEP II Midstream Businesses	$15.7	$15.3	$30.3	$30.7
General and administrative costs	$0.9	$0.1	$1.5	$0.2
Interest expense	$3.2	$3.4	$6.3	$7.2
Net income attributable to Duncan Energy Partners L.P.	$23.3	$23.2	$44.5	$43.1
Selected balance sheet information at each period end:
Investment in DEP I Midstream Businesses	$597.6	$506.7	$597.6	$506.7
Investment in DEP II Midstream Businesses	$696.0	$723.5	$696.0	$723.5
Total debt principal outstanding at end of period	$537.3	$466.8	$537.3	$466.8
Partners’ equity	$760.4	$761.9	$760.4	$761.9

Exhibit B
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
 (Amounts in millions, except per unit figures)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenue	$265.2	$226.7	$555.8	$483.5
Costs and expenses:
Operating costs and expenses	245.1	215.5	512.3	454.9
General and administrative costs	4.8	2.8	9.7	5.6
Total costs and expenses	249.9	218.3	522.0	460.5
Equity in income of Evangeline	--	0.3	0.2	0.5
Operating income	15.3	8.7	34.0	23.5
Other income (expense):
Interest expense	(3.2)	(3.4)	(6.3)	(7.2)
Interest income	--	--	--	0.1
Total other expense	(3.2)	(3.4)	(6.3)	(7.1)
Income before provision for income taxes	12.1	5.3	27.7	16.4
Provision for income taxes	(0.3)	(0.8)	(0.2)	(0.9)
Net income	11.8	4.5	27.5	15.5
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent	(7.8)	(3.0)	(12.5)	(4.6)
DEP II Midstream Businesses - Parent	19.3	21.7	29.5	32.2
Total net loss attributable to noncontrolling interest	11.5	18.7	17.0	27.6
Net income attributable to Duncan Energy Partners	$23.3	$23.2	$44.5	$43.1
Allocation of net income to Duncan Energy Partners:
Limited partners	$23.2	$23.0	$44.2	$42.8
General partner	$0.1	$0.2	$0.3	$0.3
Per unit data (fully diluted):
Earnings per unit	$0.40	$0.40	$0.77	$0.74
Average LP units outstanding (in millions)	57.7	57.7	57.7	57.7

Other financial data:
Net cash flows provided by operating activities	$45.0	$62.6	$106.5	$82.4
Net cash used in investing activities	$221.2	$108.2	$290.9	$223.2
Net cash provided by financing activities	$175.8	$40.2	$201.8	$144.2
Distributable cash flow (see Exhibit A)	$32.8	$32.3	$64.8	$61.8
Depreciation, amortization and accretion (100% basis)	$52.3	$46.2	$100.5	$91.2
Total debt principal outstanding at end of period	$537.3	$466.8	$537.3	$466.8

Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$221.4	$108.6	$338.7	$223.6

Exhibit C
Duncan Energy Partners L.P.
Selected Financial & Operating Data – UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
 (Dollars in millions, operating data as noted)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Gross operating margin by segment:
Natural Gas Pipelines & Services	$37.1	$30.2	$79.6	$69.0
NGL Pipelines & Services	31.6	24.2	58.5	45.0
Petrochemical Services	2.8	2.6	5.2	5.1
Total gross operating margin	71.5	57.0	143.3	119.1
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Amounts in operating costs and expenses:
Depreciation, amortization and accretion	(51.5)	(45.7)	(99.1)	(90.3)
Gain from asset sales and related transactions	0.1	0.2	1.0	0.3
Non-cash asset impairment charges	--	--	(1.5)	--
General and administrative costs	(4.8)	(2.8)	(9.7)	(5.6)
Operating income	$15.3	$8.7	$34.0	$23.5

Selected operating data:
Natural Gas Pipelines & Services:
Natural gas throughput volumes, net (BBtus/d)	4,630	4,744	4,548	4,772
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	112	106	116	111
Fractionation volumes (MBPD)	66	77	74	78
Petrochemical Services:
Petrochemical transportation volumes (MBPD)	37	28	34	25

Components of net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent:
Mont Belvieu Caverns	$(6.4)	$(0.7)	$(9.2)	$(0.4)
Acadian Gas	(0.2)	(0.8)	(0.5)	(1.0)
Lou-Tex Propylene	(0.5)	(0.5)	(0.9)	(0.8)
Sabine Propylene	(0.1)	(0.1)	(0.2)	(0.4)
South Texas NGL	(0.6)	(0.9)	(1.7)	(2.0)
Total DEP I Midstream Businesses - Parent	(7.8)	(3.0)	(12.5)	(4.6)
DEP II Midstream Businesses - Parent:
Enterprise Texas	13.3	16.8	18.9	23.3
Enterprise Intrastate	2.0	1.7	3.2	3.4
Enterprise GC	4.0	3.2	7.4	5.5
Total DEP II Midstream Businesses - Parent	19.3	21.7	29.5	32.2
Total net loss attributable to noncontrolling interest	$11.5	$18.7	$17.0	$27.6

Exhibit D
Duncan Energy Partners L.P.
Reconciliation of DCF to Net Cash Flows Provided by Operating Activities - UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
 (Dollars in millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Total Duncan Energy Partners L.P. distributable cash flow	$32.8	$32.3	$64.8	$61.8
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	(0.3)	(0.3)	(2.3)	(0.4)
Sustaining capital expenditures:
DEP I Midstream Businesses	5.3	4.8	9.7	7.3
DEP II Midstream Businesses	12.5	7.9	19.2	15.8
Other sustaining capital expenditures	0.1	--	0.1	0.1
Noncontrolling interest share of distributable cash flow:
DEP I Midstream Businesses - Parent	10.6	5.5	18.1	10.2
DEP II Midstream Businesses - Parent	2.5	--	17.9	10.9
Cash expenditures for asset abandonment activities	0.5	--	0.5	--
Net effect of changes in operating accounts	(19.0)	12.0	(21.5)	(23.6)
Other	--	0.4	--	0.3
Net cash flows provided by operating activities	$45.0	$62.6	$106.5	$82.4